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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                THE GEON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

LOGO

                                THE GEON COMPANY

                                 NOTICE OF 1999
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                THE GEON COMPANY

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The Annual Meeting of Stockholders of The Geon Company will be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 6, 1999. The purposes of the meeting are:

        1. To elect Directors; and

        2. To consider and transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 15, 1999, are entitled to notice of and to vote at the meeting.

                                            For the Board of Directors


                                            /s/ Gregory L. Rutman
                                            GREGORY L. RUTMAN
                                            Secretary

April 12, 1999

                                THE GEON COMPANY

                                PROXY STATEMENT

     The Board of Directors of The Geon Company (the "Company") respectfully requests your proxy for use at the Annual Meeting of Stockholders to be held on May 6, 1999, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Shares of Common Stock of the Company represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 5. You may revoke your proxy before it is voted by giving notice to the Company in writing or orally at the meeting. Participants in the Company's Retirement Savings Plan will receive a separate voting instruction card which must be signed and returned to the trustee of that plan in order to instruct the trustee on how to vote the shares held under that plan by the trustee. The voting instruction card may be revoked before the trustee votes the shares held by it by giving notice in writing to the trustee.

     This Proxy Statement and the enclosed proxy card and, for participants in the Retirement Savings Plan, the voting instruction card, are being mailed to stockholders on or about April 12, 1999. The Company's headquarters are located at One Geon Center, Avon Lake, Ohio 44012. The Company's telephone number is
(440) 930-1000.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of ten directors. Effective with the 1999 Annual Meeting, the Board of Directors has reduced the size of the Board to 8 directors. Each director serves for a one year term and until a successor is duly elected and qualified. The Board met eight times during the last fiscal year.

     A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Governance Committee must provide written notice to the Secretary of the Company in accordance with the procedures specified in Article I, Section 9 of the Company's By-Laws. Generally, the notice must be received by the Secretary of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must set forth, as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is being made, the name and address of, and the class and number of shares of the Company owned by, such stockholder, beneficial owner, and any other stockholders believed to be supporting such nominee.

     Nominees for election as directors for terms expiring in 2000 and a description of the business experience of each nominee appear below. Each of the nominees is a current member of the Board. William F. Patient, J. Douglas Campbell, and James K. Baker have been directors since 1993. Gale Duff-Bloom, D. Larry Moore and R. Geoffrey P. Styles have been directors since 1994. Thomas A. Waltermire and Farah M. Walters have been directors since May 7, 1998. J. A. Fred Brothers and John D. Ong, who have served as directors since 1993, are not seeking re-election.

                     WILLIAM F. PATIENT, age 64, is Chairman of the Board and Chief Executive Officer of
W. F. PATIENT PHOTO  the Company, and has served in this capacity since the Company's initial public offering in April 1993 (the "IPO"). Mr. Patient served as President of the Company from April 1993 to February 1998 and as Senior Vice President of The B.F.Goodrich
                     Company and as President of its Geon Vinyl Division from May 1989 to April 1993.
                     Prior to joining The B.F.Goodrich Company, Mr. Patient held various positions with
                     Borg-Warner Chemicals from 1962 to 1989. He serves on the Boards of Directors of
                     National City Bank and Navistar International Corporation.
                     JAMES K. BAKER, age 67, served as Vice Chairman of Arvin Industries, Inc., an auto
J. K. BAKER PHOTO    parts supplier to the original equipment and replacement markets, until his retirement in April 1998. Mr. Baker served as Chief Executive Officer of Arvin
                     Industries, Inc. from 1981 to 1993 and as Chairman from 1986 to February 1996. Mr.
                     Baker serves on the Boards of Directors of Cinergy Corp., Tokheim Corp., Amcast
                     Industrial Corp. and Veridian Corp., and served as Chairman of the United States
                     Chamber of Commerce.
                     GALE DUFF-BLOOM, age 59, is President of Marketing and Company Communications of
G. DUFF-BLOOM PHOTO  J.C. Penney Company, Inc., a major retailer. Ms. Bloom has served in her current position since February 1996. Ms. Bloom joined J.C. Penney in 1969 and was elected
                     Vice President and Director of Investor Relations in 1988. In 1990, Ms. Bloom was
                     appointed to the positions of Senior Vice President and Associate Director of
                     Merchandising. In 1993, she was appointed Executive Vice President and Director of
                     Administration, and, in 1995, she was appointed Senior Executive Vice President and
                     Director of Personnel and Company Communications. Ms. Bloom serves on the Boards of
                     Directors of Chase Bank of Texas and several professional and civic organizations.
                     She is the most recent past Chair of The National Council of the Better Business
                     Bureau.

                     J. DOUGLAS CAMPBELL, age 57, served as President and Chief Executive Officer and a
J. D. CAMPBELL       Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer,
PHOTO                until his retirement in 1997. Mr. Campbell joined Arcadian Corporation as President and Chief Executive Officer in December 1992. Prior to joining Arcadian Corporation, he held various positions with Standard Oil (Ohio) and British Petroleum since 1966, most recently as Deputy Chief Executive Officer of BP Chemicals.
                     D. LARRY MOORE, age 62, served as President and Chief Operating Officer of
D. L. MOORE PHOTO    Honeywell, Inc., a multinational manufacturer of controls for use in homes, buildings, industry, and space and aviation, until his retirement in 1997. In 1987,
                     Mr. Moore became Vice President of Honeywell, Inc.'s Commercial Flight Systems
                     Group, and in 1989 he became President of Honeywell, Inc.'s Space and Aviation business. In 1990, he became Executive Vice President and Chief Operating Officer of
                     Honeywell, Inc.'s Industrial and Space and Aviation businesses. In April 1993, he was elected President and Chief Operating Officer. Mr. Moore serves on the Boards of
                     Directors of Reynolds Metals Company, Cordant Technologies Inc., and Howmet
                     Corporation.
                     R. GEOFFREY P. STYLES, age 68, served as Vice Chairman of the Royal Bank of Canada
R. G. P. STYLES      until his retirement in December 1987. He is currently Chairman and a Director of
PHOTO                Grosvenor International Holdings Ltd. Mr. Styles is also a Director of several
                     Canadian corporations, including The Royal Trust Company, Echo Bay Mines Ltd., and
                     Onex Corporation.
                     THOMAS A. WALTERMIRE, age 49, is President and Chief Operating Officer of the
T. A. WALTERMIRE     Company and has served in this capacity since February 1998. From May 1997 to
PHOTO                February 1998, Mr. Waltermire served as Executive Vice President and Chief Operating
                     Officer and from October 1993 until May 1997 as Chief Financial Officer of the
                     Company. Mr. Waltermire joined the Company as Senior Vice President and Treasurer in
                     March 1993 just prior to the IPO. Prior to joining the Company, Mr. Waltermire held various positions with The B.F.Goodrich Company.

                    FARAH M. WALTERS, age 54, is President and Chief Executive Officer of University
F. M. WALTERS       Hospitals and has served in this capacity since 1992. Ms. Walters joined University
PHOTO               Hospitals in 1986. She held positions of increasing responsibility until her appointment as Chief Executive Officer in 1992. In 1993, she was appointed to Hillary
                    Rodham Clinton's National Health Care Reform Task Force. Ms. Walters is a Director of
                    LTV Corporation, Kerr-McGee Corporation, University HealthSystem Consortium in Chicago,
                    Illinois, Cleveland Tomorrow, the Greater Cleveland Hospital Association, and
                    University Circle, Inc., and is also on the visiting committee of Case Western Reserve
                    University's Weatherhead School of Management.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     The present members of the Audit Committee are Ms. Duff-Bloom and Messrs. Campbell, Moore, and Styles. Mr. Styles serves as Chairperson of the Committee. The Audit Committee meets with appropriate Company financial and legal personnel and independent public accountants to review the internal controls of the Company and its financial reporting. The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met three times during the last fiscal year.

     The present members of the Compensation Committee are Mss. Duff-Bloom and Walters and Messrs. Baker, Moore, and Ong. Ms. Duff-Bloom serves as Chairperson of the Committee. The Compensation Committee reviews and approves compensation and benefits afforded the executive officers and highly-compensated personnel of the Company. The Committee also has oversight responsibilities for all broad-based compensation and benefit programs of the Company. The Compensation Committee met six times during the last fiscal year.

     The present members of the Nominating and Governance Committee are Ms. Duff-Bloom and Messrs. Baker, Campbell, and Ong. Mr. Ong serves as Chairperson of the Committee. The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as directors of the Company. The Nominating and Governance Committee is also authorized to recommend to the Board of Directors a successor to the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, if any, of the Company and, together with the Chief Executive Officer, to plan and monitor the development of candidates for executive personnel positions reporting to the Chief Executive Officer. The Nominating and Governance Committee met five times during the last fiscal year.

     The present members of the Environmental, Health, and Safety Committee are Ms. Walters and Messrs. Brothers, Campbell, Moore, Styles and Waltermire. Mr. Moore serves as Chairperson of the Committee. The Environmental, Health, and Safety Committee exercises oversight with respect to the Company's environmental, health, and safety policies and practices and its compliance with related laws and regulations. The Environmental, Health, and Safety Committee met twice during the last fiscal year.

     The present members of the Financial Policy Committee are Messrs. Baker, Brothers, Ong, Styles, and Waltermire. Mr. Baker serves as Chairperson of the Committee. The Financial Policy Committee reviews the policies underlying the Company's financial planning to assure adequacy and soundness of the Company's capital plans; reviews proposed major financing activities prior to action by the Board of Directors; and reviews methods under consideration by the Company for financing proposed major investments prior to action by the Board of Directors. The Financial Policy Committee met twice during the last fiscal year.

     During the last fiscal year, each Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

COMPENSATION OF DIRECTORS

     Directors unaffiliated with the Company are paid an annual retainer of $20,000 and fees of $1,000 for each Board and Committee meeting attended. In addition, the chairperson of each Committee receives a fixed annual retainer of $3,000. In addition, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any Director unaffiliated with the Company is entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years is entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Directors are reimbursed for their expenses associated with each meeting attended.

     Under The Geon Company Non-Employee Directors' Deferred Compensation Plan (the "Directors Deferred Compensation Plan"), each Director who is not an employee may defer payment of all or a portion of his or her compensation as a Director. The compensation may be deferred as cash or converted into Common Stock of the Company (at a rate equal to 125% of the cash compensation amount). Deferred compensation, whether in the form of cash or Common Stock, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the Common Stock accrue for the benefit of the participating Directors.

     Under the Company's 1995 Incentive Stock Plan, each current Director who was not an employee of the Company was granted on the date of the 1995 Annual Meeting an option to acquire 5,000 shares of Common Stock. Since that date, each new Director who was not an employee of the Company has been granted at the time of his or her election or appointment as a Director an option to acquire 5,000 shares of Common Stock. Directors who have continued in office following the initial grant have received an additional Director option to acquire 1,000 shares of Common Stock annually.

     Under the Company's 1999 Incentive Stock Plan, it is the Company's current expectation that each new Director who is not an employee of the Company will be granted at the time of his or her election or appointment as a Director an option to acquire 5,000 shares of Common Stock. It is the Company's current expectation that each Director who continues in office following the initial grant will receive an additional Director option to acquire 1,000 shares of Common Stock annually on the date of each succeeding annual meeting.

                           OWNERSHIP OF COMMON STOCK

     The following table shows the number of shares of Common Stock beneficially owned on March 15, 1999 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15, and by all Directors and executive officers as a group.

                                                                NUMBER OF
                            NAME                                SHARES (1)
                            ----                                ----------
James K. Baker..............................................       16,361(2)(3)
Gale Duff-Bloom.............................................       11,564(2)(3)
J.A. Fred Brothers..........................................       20,496(2)(3)
J. Douglas Campbell.........................................       17,148(2)(3)
Donald P. Knechtges.........................................      120,313(2)(3)
D. Larry Moore..............................................       12,122(2)(3)
John D. Ong.................................................        9,000(3)
William F. Patient..........................................      505,284(2)(3)
Gregory L. Rutman...........................................      137,408(2)(3)
R. Geoffrey P. Styles.......................................       11,000(3)
Thomas A. Waltermire........................................      189,896(2)(3)
Farah M. Walters............................................        5,000(3)
W. David Wilson.............................................       90,600(2)(3)
13 Directors and executive officers as a group..............    1,146,192(2)(3)

---------------

(1) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives' accounts in the Company's Retirement Savings Plan, a tax-qualified defined contribution plan. No Director, nominee or executive officer, other than William F. Patient, beneficially owned on March 15, 1999, more than 1% of the outstanding Common Stock of the Company. As of that date, Mr. Patient beneficially owned approximately 2.12% of the outstanding Common Stock and the Directors and executive officers as a group beneficially owned approximately 4.72% of the outstanding Common Stock.

(2) Includes shares with respect to which the following Directors and executive officers have only sole voting power as follows: J.K. Baker, 7,561 shares;
    G. Duff-Bloom, 3,564 shares; J.A. Fred Brothers, 8,496 shares; J.D. Campbell, 8,648 shares; D.P. Knechtges, 14,029 shares; D.L. Moore, 4,122 shares; W.F. Patient, 80,388 shares; Gregory L. Rutman, 14,761 shares; T.A. Waltermire, 31,130 shares; and W. David Wilson, 10,342 shares; and the Directors and executive officers as a group, 183,041 shares. With respect to Ms. Duff-Bloom and Messrs. Baker, Brothers, Campbell, and Moore, these shares are held under the Directors Deferred Compensation Plan.

(3) Includes shares the individuals have a right to acquire on or before May 15, 1999, as follows: each of the Directors upon the exercise of director options, 8,000 shares, with the exception of Messrs. Patient and Waltermire who are not eligible to receive director options, and Ms. Walters who was granted an option to acquire 5,000 shares at the time of her election on May 7, 1998, which option vests May 7, 1999; D.P. Knechtges, 91,901 shares; W.F. Patient, 357,299 shares; Gregory L. Rutman, 95,015 shares; T.A. Waltermire, 125,489 shares; W. David Wilson, 63,580 shares; and the Directors and executive officers as a group, 794,284 shares.

     The following table shows certain information with respect to all persons who, as of March 15, 1999, were known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock of the Company based on information provided in Schedule 13G filings with the Securities and Exchange Commission (the "Commission"):

Brinson Partners, Inc. .................................       1,556,616(1)        6.7%
209 South LaSalle Street
Chicago, Illinois 60604-1295
     UBS AG.............................................                (1)
     Bahnhofstrasse 45
     8021, Zurich, Switzerland
Citigroup Inc. .........................................       1,392,581(2)        6.0%
153 East 53rd Street
New York, New York 10043
     Salomon Smith Barney Holdings Inc. ................                (2)
     388 Greenwich Street
     New York, New York 10013
Harris Associates L.P. .................................       2,804,850(3)       8.91%
Harris Associates, Inc.
Two North LaSalle Street
Suite 500
Chicago, Illinois 60602-3790
     Harris Associates Investment Trust.................                (3)
     Two North LaSalle Street
     Suite 500
     Chicago, Illinois 60602-3790
J.P. Morgan & Co. Incorporated..........................       1,203,700(4)        5.1%
60 Wall Street
New York, New York 10260

State Street Bank and Trust Company, as Trustee for
  The Geon Company Retirement Savings Plan..............       2,782,000(5)       10.0%
225 Franklin Street
Boston, Massachusetts 02110
Wellington Management Company, LLP......................       2,480,700(6)      10.62%
75 State Street
Boston, Massachusetts 02109
     Vanguard/Windsor Funds, Inc. ......................                (6)
     c/o The Vanguard Group
     100 Vanguard Boulevard
     P.O. Box 2600
     Malvern, Pennsylvania 19355

---------------

(1) As of February 16, 1999, based upon information contained in a Schedule 13G filed with the Commission. Brinson Partners, Inc. ("Brinson"), as a registered investment advisor, has shared voting power and shared dispositive power with respect to all of these shares with UBS AG. UBS AG is the ultimate parent holding company of Brinson through its wholly-owned subsidiary, UBS (USA) Inc.

(2) As of February 12, 1999, based upon information contained in a Schedule 13G filed with the Commission. Citigroup Inc., as a holding company reporting on behalf of its subsidiaries, has shared voting and dispositive power with respect to all of these shares. Included in the 1,392,581 are 1,382,181 (5.9% of the outstanding Common Stock of the Company) beneficially owned by its wholly-owned subsidiary, Salomon Smith Barney Holdings Inc. ("SSB Holdings"), a holding company reporting on behalf of its subsidiaries. SSB Holdings shares voting and dispositive power with respect to these 1,382,181 shares with Citigroup.

(3) As of January 28, 1999, based upon information contained in a Schedule 13G filed with the Commission. Of the 2,081,750 shares beneficially owned by Harris Associates L.P. ("Harris"), as a registered investment adviser, together with Harris Associates, Inc., Harris' sole general partner, Harris has sole dispositive power with respect to 1,028,150 shares, shared dispositive power with respect to 1,053,600 shares and shared voting power with respect to all of these shares. Included in the 1,053,600 shares with respect to which Harris has shared voting and investment power are 971,600 shares beneficially owned by the Harris Associates Investment Trust ("Harris Trust"), through its various series. Harris Trust, a registered investment company for which Harris serves as investment adviser, shares voting and dispositive power with respect to these 971,600 shares with Harris.

(4) As of February 22, 1999, based upon information contained in a Schedule 13G filed with the Commission. J.P. Morgan & Co. Incorporated, as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 991,200 of these shares and has sole dispositive power with respect to all of these shares.

(5) As of February 8, 1999, based upon information contained in a Schedule 13G filed with the Commission. State Street Bank and Trust Company, as Trustee for The Geon Company Retirement

    Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting and sole dispositive power with respect to 121,828 of these shares and shared voting and shared dispositive power with respect to 2,660,172 of these shares.

(6) As of February 10, 1999, based upon information contained in a Schedule 13G filed with the Commission by Wellington Management Company. Wellington Management Company, as a registered investment adviser, has shared voting power with respect to 700 of these shares and shared dispositive power with respect to all of these shares. Of the 2,480,700 shares with respect to which Wellington Management Company has shared dispositive power, 2,480,000 shares (10.61% of the outstanding shares of Common Stock of the Company) are held by Vanguard/Windsor Funds, Inc., an investment advisory client of Wellington Management Company. As of February 10, 1999, based upon information contained in a Schedule 13G filed with the Commission by Vanguard/ Windsor Funds, Inc., as a registered investment company, Vanguard/Windsor Funds, Inc. has sole voting power and shared dispositive power with respect to all of those shares.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is currently comprised of Gale Duff-Bloom, its Chairperson, James K. Baker, D. Larry Moore, John D. Ong, and Farah M. Walters.

     The Committee's responsibilities include, but are not limited to, reviewing and approving executive compensation, including base salary, cash bonuses and stock incentive awards for the Chief Executive Officer and all other executive officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

     The Committee believes that the total compensation package for executive officers should be performance-oriented, tying a significant amount of compensation to short and long-term financial and strategic objectives, including increases in stockholder value. The Committee established the following guiding principles for the Company's executive compensation program:

     - A significant portion of executive officers' total compensation will depend on the Company's annual and long-term performance, including creation of stockholder value.

     - Non-cash compensation programs will be designed to provide stock-based incentives which will encourage stock ownership by executives in order to better align stockholder and executive interests.

     - Significant ownership of Company Common Stock by executive officers will be encouraged.

     At the Committee's February 1, 1995, meeting, the Committee adopted Company stock ownership guidelines for the participants in the Company's Senior Executive Management Incentive Plan (the "Executive MIP") and the Company's Management Incentive Plan (the "MIP"). Under these guidelines, goals regarding levels of stock ownership by executives were established to emphasize the importance of stock ownership by management. The specified levels of stock ownership (based on market prices), which are intended to be achieved over a five-year period, range from five times annual salary for the Chief Executive Officer, to four times annual salary for the Chief Operating Officer, three times annual salary for designated executive officers who participate in either the Executive MIP or the MIP, and one times annual salary for all other participants in the MIP.

EXECUTIVE COMPENSATION

BASE SALARIES

     In 1998, the Company established salaries based on salaries of comparable positions included in published surveys and a survey of a group of companies provided by the Committee's independent executive compensation consultant, Frederic W. Cook & Co., Inc. The survey prepared by Frederic W. Cook & Co., Inc. includes companies that generally compete with the Company for executive talent and from whom the Company may recruit future executives. This comparison group also includes compa-nies from many different industries and therefore differs from the group of companies used in the performance graph appearing below under the heading "Company Stock Performance" on page 21. The companies used in the performance graph are generally the companies with which the Company competes for capital and may be considered useful and appropriate for comparing the Company's stock performance.

     In December 1998, in light of the Company's performance and to reflect the substantial increase and shift in individual responsibilities as a result of the Company's restructuring, the Committee adjusted the salary of each executive officer, other than the Chief Executive Officer. Each adjustment was effective as of January 4, 1999.

INCENTIVE COMPENSATION

     Deduction Limitation on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)") preclude a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to certain executive officers. It is the Committee's intent that the Company's executive compensation program be designed to allow maximum possible deductibility of executive compensation by the Company.

     The Executive MIP was approved by the stockholders at the 1995 Annual Meeting and provides for awards that are wholly contingent on the attainment of performance goals established by the Committee, eliminates the Committee's discretion to increase the amount of incentive awards, and provides for administration by a committee of outside directors. The Committee believes that the Executive MIP satisfies the Internal Revenue Service's requirements for "performance-based" compensation under Section 162(m). Under Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations.

     Cash and Stock Incentives. The executive officers, including the Chief Executive Officer, are eligible annually to receive bonus awards, consisting of restricted stock or a combination of both restricted stock and cash, under the Company's Executive MIP or the Company's MIP. Each year the Committee establishes performance measures to be used to determine an appropriate payout, if any, under the Executive MIP and the MIP. Target awards, stated as a percentage of salary, are determined by the Committee at the beginning of the plan year, although the Committee retains the discretion to reduce such award depending on an executive officer's (including the Chief Executive Officer) individual performance and the Company's performance in meeting established goals. The Executive MIP and the MIP also establish threshold levels below which no incentives will be paid.

     The 1999 Incentive Stock Plan, which is being submitted to stockholders for their approval at the Special Meeting of Stockholders on April 19, 1999, includes provisions for the award of performance-based compensation that would not be subject to the deductibility limitations. The Committee will continue to monitor its compensation policy, including compensation, if any, paid under the Executive MIP, the MIP, and the 1999 Incentive Stock Plan, for deductibility under Section 162(m).

     The performance measures used for 1998 under the Executive MIP and the MIP were based on Company and business unit return on equity/adjusted cash flow, business-unit operating income, certain non-financial performance measures, and relative total return to stockholders, as applicable to each participant. Had Company or business unit performance met the established goal for each performance measure, cash flow performance would have contributed 40% of the total award; business unit operating income performance would have contributed 30%; non-financial measures would have contributed 10%; and relative total return to stockholders performance would have contributed 20%.

     Company performance exceeded threshold levels for each of the enumerated performance measures and, on average, was approximately 88% of target. This compares favorably to 1997 performance which was approximately 75% of target.

     In determining the actual awards to key executive officers for 1998 under the Executive MIP and the MIP, the Committee considered each key executive's performance against personal goals as well as the Company's overall performance against established goals. The net result of performance relative to the 1998 performance guidelines and the Committee's review of individual executive officer performance resulted in an average award to the key executive officers of approximately 50% of each executive officer's salary.

     Under the terms of the Executive MIP and the MIP, as more fully described in footnote 1 to the Summary Compensation Table appearing on page 15, 40% of any award under the Executive MIP or the MIP to the executive officers, including the Chief Executive Officer, is paid in the form of restricted stock awarded under a Company stock option plan. Executive officers who receive awards under the Executive MIP and the MIP may elect to receive the balance of any such award in the form of restricted stock, so that up to 100% of any award under the Executive MIP or the MIP may be paid in the form of restricted stock. To the extent that any award is paid in the form of stock, that payment is enhanced by a 25% premium, i.e., for every $100 otherwise payable under the Executive MIP to an executive, $125 worth of restricted stock is awarded to that executive. With respect to 1998 awards to executive officers under the Executive MIP and MIP, approximately 55% of those awards were paid in the form of restricted stock.

     In 1998, the Committee granted long-term performance awards under the 1998-2000 Long-Term Incentive Plan. Under the 1998-2000 Long-Term Incentive Plan the Committee may grant to executive officers incentive awards in the form of Time-Vested Options, Performance Shares or Challenge Grant Stock Appreciation Rights ("SARs"). Time-Vested Options are stock options that will vest December 31, 2003, unless accelerated based upon the stock price performance of the Company. Performance Shares are awards of Common Stock based upon the Company's three-year performance ending December 31, 2000, relative to targets approved by the Committee for cumulative normalized earnings per share and relative total shareholder return. Such awards may be 0% to 200% of established targets. Challenge Grant SARs are SARs that will vest upon the achievement of certain stock prices at specified times. The 1998-2000 Long-Term Incentive Plan is intended to align the interests of the executive officers with those of the Company and its stockholders and to encourage superior performance over time.

CHIEF EXECUTIVE OFFICER

     Mr. Patient received a salary increase effective for 1998 based upon the Committee's review of his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of Mr. Patient and the Company. Mr. Patient did not receive a salary increase for 1999.

     Mr. Patient participates in the Executive MIP under similar terms and conditions as other executive officers and as described above. Based on Company performance and a review of Mr. Patient's individual performance, Mr. Patient received an award of $400,000 under the Executive MIP. This award represents approximately 64% of his salary, as compared to his 1997 award of $280,000 which represented approximately 48% of his 1997 salary. As more fully described in footnote 1 to the Summary Compensation Table appearing on page 15, 100% of this amount was deferred in the form of restricted stock.

     In lieu of participation in the Company's 1998-2000 Long-Term Incentive Plan, Mr. Patient received options under the 1995 Incentive Stock Plan to acquire 105,000 shares of Common Stock of the Company at an exercise price of $20.625 per share, and also 11,000 shares of restricted stock. In determining the amount of this award, the Committee assessed Mr. Patient's leadership of the Company and his critical role in implementing Geon's Strategy.

                         THE COMPENSATION COMMITTEE OF
                             THE BOARD OF DIRECTORS

                              Gale Duff-Bloom, Chairperson
                              James K. Baker
                              D. Larry Moore
                              John D. Ong
                              Farah M. Walters
April 12, 1999

     The following table sets forth the compensation received for the three years ended December 31, 1998 by the Company's Chief Executive Officer and the persons who were at December 31, 1998 the four other most highly paid executive officers.
                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                             ----------------------------------------
                                               ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                        ----------------------------------   ---------------------   ----------------
                                                                 OTHER                    OPTIONS/                         ALL
                                                                 ANNUAL      RESTRICTED     SARS           LTIP           OTHER
           NAME AND                                             COMPEN-        STOCK       (# OF         PAYOUTS         COMPEN-
      PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)    SATION(2)     AWARDS(3)    SHARES)    (# OF SHARES)(4)   SATION(5)
      ------------------         ----    ------    --------    ---------     ----------   --------   ----------------   ---------
William F. Patient,              1998   $623,269   $500,000     $53,570       $253,000    105,000         10,921         $61,397
Chairman of the Board and        1997    580,000    350,000      79,639            -0-     36,000            -0-          51,100
Chief Executive Officer          1996    578,308    159,500      52,706            -0-     35,000            -0-          44,269
Thomas A. Waltermire,            1998    390,192    270,000      46,360            -0-    202,446          4,100          36,372
President and Chief              1997    298,173    182,500      39,736            -0-     11,700            -0-          26,151
Operating Officer                1996    249,193     75,000      34,581            -0-     11,000            -0-          19,451
Donald P. Knechtges,             1998    232,115    137,500      59,243            -0-     96,402          3,546          41,647
Senior Vice President,           1997    222,500    114,400      30,330            -0-      9,800            -0-          37,942
Technology/Business              1996    222,058     49,500      24,920            -0-      9,000            -0-          38,596
W. David Wilson                  1998    219,231    130,900      26,475            -0-     96,402          1,628          18,998
Vice President, Chief            1997    177,952     91,300       5,739            -0-      4,000            -0-          16,264
Financial Officer                1996    134,040     18,475       6,025            -0-      5,000            -0-           9,948
Gregory L. Rutman,               1998    209,423    114,400      50,810            -0-     96,402          3,093          40,022
Vice President, General          1997    195,000     87,750      35,196            -0-      7,000            -0-          36,660
Counsel and Secretary            1996    194,577     48,750      29,825            -0-      7,500            -0-          37,219

---------------

(1) Amounts represent the aggregate bonus payments to the named executive under the Executive MIP or the MIP for 1998, 1997 and 1996. The Executive MIP and the MIP provided that a minimum of 40% of the named executives' bonus awards, if any, under the plan would be paid in the form of restricted stock awarded under the Company's incentive stock plans. The participant may also elect to receive all or any portion of the balance in the form of restricted stock. For each $1 of the bonus amount paid in the form of restricted stock, $1.25 worth of restricted stock is awarded. The portion of the award, if any, not paid in restricted stock is paid in cash. Under the terms of the restricted stock award, the restricted stock awarded may not be transferred for the three-year period following the date of award. In the event a participant leaves the employ of the Company prior to the lapse of the restrictions (other than by reason of death, disability or retirement), the participant will forfeit up to 100% of the 25% premium received in respect of the award. The amount of cash (including payments in respect of fractional shares) and the market value and number of the shares of restricted stock received by the named executive officers, respectively, in respect of the 1998 bonus payments for each of the named executive officers is as follows: W.F. Patient, $9 and $499,991 (21,390 shares); T.A. Waltermire, $19 and $269,981 (11,550 shares); D.P. Knechtges, $74,995 and $62,505 (2,674 shares); W.D. Wilson, $71,411 and $59,489 (2,545 shares); and
    G.L. Rutman, $62,414 and $51,986 (2,224 shares). For 1997, such amounts were as follows: W.F. Patient, $6 and $349,994 (14,973 shares); T.A. Waltermire, $11 and $182,489 (7,807 shares); D.P. Knechtges, $62,414 and $51,986 (2,224 shares); W.D. Wilson, $49,809 and $41,491 (1,775 shares); and G.L. Rutman, $39,013 and $48,737 (2,085 shares). For 1996, such amounts were as follows:
    W.F. Patient, $3 and $159,497 (8,025 shares); T.A. Waltermire, $12 and $74,988 (3,733 shares);

    D.P. Knechtges, $27,001 and $22,499 (1,132 shares); W.D. Wilson, $10,090 and
    $8,385 (422 shares); and G.L. Rutman $11 and $48,734 (2,452 shares).

(2) For 1998, amounts include tax gross-ups on personal benefits as follows:
    W.F. Patient, $14,566; T.A. Waltermire, $12,591; D.P. Knechtges, $15,811;
    W.D. Wilson, $8,205; and G.L. Rutman, $13,818. For 1997, amounts include tax gross-ups on personal benefits as follows: W.F. Patient, $32,909; T.A. Waltermire, $15,447; D.P. Knechtges, $12,284; W.D. Wilson, $1,741; and G.L. Rutman, $9,548. For 1996, amounts include tax gross-ups on personal benefits as follows: W.F. Patient, $22,542; T.A. Waltermire, $10,383; D.P. Knechtges, $10,443; W.D. Wilson, $0; and G.L. Rutman, $11,987.

(3) In 1998, William F. Patient was awarded 11,000 shares of restricted stock and 105,000 options in lieu of participation in the Company's 1998-2000 Long-Term Incentive Plan. Except as described in footnote 1, there were no other awards of restricted stock in 1998, 1997, or 1996 to the named executive officers other than those awarded under the Executive MIP or MIP.

(4) Amounts for 1998 represent the number of shares paid out to the named executive on January 1, 1998 in respect of performance shares awarded to the named executive in 1995 under the Company's 1995-1997 Long-Term Incentive Plan. The number of shares awarded was based on the Company's achievement of performance objectives specified under such plan for the three-year period ended December 31, 1997, and are net of withholding taxes.

(5) Amounts for 1998 represent, respectively, the Company's cash contributions on behalf of the named executives to the Company's Retirement Savings Plan, amounts accrued under a benefit restoration plan providing for benefits in excess of the amounts permitted to be contributed under the Retirement Savings Plan (and amounts accrued with respect to the Executive MIP and MIP), and premium payments by the Company under a split dollar life insurance program as follows: W. F. Patient, $9,600, $51,797, and $0; T. A. Waltermire, $9,600, $26,772, and $0; D. P. Knechtges, $9,600, $11,071, and
    $20,976; W. D. Wilson, $9,600, $9,398, and $0; and G. L. Rutman, $9,600,
    $7,802, and $22,620. For 1997, such amounts were as follows: W.F. Patient, $9,000, $42,100, and $0; T. A. Waltermire, $9,000, $17,151, and $0; D. P.
    Knechtges, $9,000, $7,966, and $20,976; W.D. Wilson, $9,500, $6,764, and $0;
    and G. L. Rutman, $9,500, $4,540, and $22,620. For 1996, such amounts are as follows: W. F. Patient, $9,000, $35,269, and $0; T. A. Waltermire, $9,000,
    $10,451, and $0; D.P. Knechtges, $9,000, $8,770, and $20,826; W.D. Wilson,
    $9,000, $948, and $0; and G. L. Rutman, $9,000, $7,810, and $22,620.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             NO. OF
                           SECURITIES
                           UNDERLYING      % OF TOTAL
                          OPTIONS/SARS      OPTIONS/
                            GRANTED       SARS GRANTED    EXERCISE OR                GRANT DATE
                             (# OF        TO EMPLOYEES    BASE PRICE    EXPIRATION      FAIR
          NAME             SHARES)(1)    IN FISCAL YEAR     ($/SH)         DATE       VALUE(2)
          ----            ------------   --------------   -----------   ----------   ----------
W. F. Patient...........    105,000            7.2%         $20.625       2-4-08     $  672,000
T. A. Waltermire........    202,446           13.8           20.625       2-4-08      1,295,654
D. P. Knechtges.........     96,402            6.6           20.625       2-4-08        616,973
W. D. Wilson............     96,402            6.6           20.625       2-4-08        616,973
G. L. Rutman............     96,402            6.6           20.625       2-4-08        616,973

(1) Of the options granted to W. F. Patient, 70,000 will become exercisable on August 1, 1999, and 35,000 will become exercisable upon achievement of stock price performance targets on or before December 31, 2001, as specified in the Company's 1998-2000 Long-Term Incentive Plan. Two-thirds of the options granted to the other four named executives vest in six years, with accelerated vesting upon achievement of stock price performance targets defined in the 1998-2000 Long-Term Incentive Plan. The remaining one-third of the options granted will vest only upon achievement of stock price performance targets on or before December 31, 2001, as defined in the plan. All of the options were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a "change in control" and were granted with exercise prices not less than 100% of the fair market value of Common Stock.

(2) The grant date fair values shown in the table were determined pursuant to the Black-Scholes option valuation model (a widely used stock option valuation methodology), using the following assumptions: stock price volatility factor of .2990; dividend yield of 2.58%; interest rate of 4.80%; and a ten year term. There were no adjustments made for non-transferability or risk of forfeiture. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on any gain in stock price over the exercise price when the shares are sold.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                      NUMBER OF              UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS/SARS            OPTIONS/SARS
                                                                      AT FY-END               AT FY-END
                                                                    (# OF SHARES)              ($) (2)
                           SHARES ACQUIRED                       --------------------   ----------------------
                             ON EXERCISE       VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
          NAME              (# OF SHARES)         ($) (1)           UNEXERCISABLE           UNEXERCISABLE
          ----             ---------------     --------------       -------------           -------------
W. F. Patient...........          -0-                 -0-         352,299/105,000        $1,281,431/$249,375
T. A. Waltermire........        7,677               8,232         123,542/211,919            487,270/500,103
D. P. Knechtges.........          -0-                 -0-         80,253/110,449             314,378/245,202
W. D. Wilson............        1,791               1,921          63,078/99,851             273,535/235,049
G. L. Rutman............        3,040               3,260         96,074/103,200             365,790/243,170

(1) Represents the difference between the option exercise price and the last sale price of a share of Common Stock as reported on the New York Stock Exchange on the date prior to exercise.

(2) Based on the last sale price of a share of Common Stock of $23.00 as reported on the New York Stock Exchange on December 31, 1998. The ultimate realization of profit, if any, on the sale of Common Stock underlying the option is dependent upon the market price of the shares on the date of sale.

RETIREMENT PENSIONS

     The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989, the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees actively at work on December 31, 1989, may receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

                                                  YEARS OF CREDITED SERVICE
                        ------------------------------------------------------------------------------
                                 15                      20                25         30         35
        FINAL           ---------------------   ---------------------   --------   --------   --------
   AVERAGE EARNINGS        (1)         (2)         (1)         (2)
   ----------------     ---------   ---------   ---------   ---------
  $   100,000.........  $ 21,892    $ 27,738      29,199    $ 35,038    $ 36,498   $ 43,798   $ 51,097
  $   200,000.........    45,892      58,139      61,198      73,438      76,498     91,798    107,097
  $   300,000.........    69,892      88,539      93,198     111,838     116,498    139,798    163,097
  $   400,000.........    93,892     118,938     125,199     150,238     156,498    187,798    219,097
  $   500,000.........   117,892     149,339     157,198     188,638     196,498    235,798    275,097
  $   600,000.........   141,892     179,739     189,198     227,038     236,498    283,798    331,097
  $   700,000.........   165,892     210,138     221,199     265,438     276,498    331,798    387,097
  $   800,000.........   189,892     240,539     253,198     303,838     316,498    379,798    443,097
  $   900,000.........   213,892     270,939     285,198     342,238     356,498    427,798    499,097
  $ 1,000,000.........   237,892     301,338     317,199     380,638     396,498    475,798    555,097
  $ 1,100,000.........   261,892     331,739     349,198     419,038     436,498    523,798    611,097
  $ 1,200,000.........   285,892     362,139     381,198     457,438     476,398    571,798    667,097

---------------

(1) Assumes actively employed January 1, 1990 and after.

(2) Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.

(3) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employee's earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 1998, final average earnings for the individuals named in the Summary Compensation Table were as follows: W.
    F. Patient -- $873,493.29; T. A. Waltermire -- $435,410.27; D. P.
    Knechtges -- $316,556.37; W. D. Wilson -- $222,642.28; and G. L. Rutman --
    $271,670.31.

(4) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any reduction for Social Security or any other offset amounts.

(5) As of December 31, 1998, the five executive officers named in the cash compensation table had the following years of credited service under the pension plan or subsidiary plans or supplemental agreements: W. F. Patient, 9 years, 6 months; T. A. Waltermire, 24 years, 6 months; D. P. Knechtges, 33 years, 6 months; W.D. Wilson, 20 years, 11 months; and G.L. Rutman, 24 years, 2 months.

(6) W. F. Patient became vested in benefits immediately and earns an additional benefit equal to 1.6 percent of his final average annual earnings for each of his first 15 years with the Company. These benefits are payable under an unfunded, non-qualified supplemental plan.

(7) Benefits shown in the chart that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code of 1986, as amended, and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified supplemental pension plan.

MANAGEMENT CONTINUITY AGREEMENTS

     The Company has entered into management continuity agreements (the "Continuity Agreements") with certain employees, including all of the executive officers named in the Summary Compensation Table. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a "change of control" of the Company. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control, which generally is deemed to have occurred if: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of the Board of Directors of the Company, (iii) certain corporate reorganizations occur where the existing stockholders do not retain more than 60% of the common stock and combined voting power of the outstanding voting securities of the surviving entity, or (iv) there is shareholder approval of a complete liquidation or dissolution of the Company.

     The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation, including average annual increases. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for "good reason" (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:
(i) compensation for a period of up to three years, commencing at the individual's base salary rate in effect at the time of the termination and including average annual increases thereafter, (ii) the continuation of all employee benefits and perquisites, and (iii) a lump sum equal to the total of
(A) up to three times the individual's annualized incentive compensation, which shall be equal to the greater of that paid with respect to the calendar year prior to such termination or the "target incentive amount" (as defined in the Continuity Agreements) for the year of the change of control or the year of termination and (B) up to three times the "calculated market value" of the "restricted stock" and "performance stock" awarded to the individual in the Company's most recent "plan cycle" (in each case as defined in the Continuity Agreements). The Continuity Agreements also provide for a tax gross-up for any excise tax due under the Code for any payments or distributions made under the agreements.

COMPANY STOCK PERFORMANCE

     Following is a graph which compares the cumulative return from investing $100 at April 29, 1993, the time of the IPO, the S&P 500 index and the S&P Chemicals index, with dividends assumed to be reinvested when received. The S&P Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of the Company's business within the chemical industry, it is felt that comparison with this broader index is also appropriate.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        AMONG THE GEON COMPANY, S&P 500
                         INDEX AND S&P CHEMICALS INDEX

                                                    THE GEON COMPANY              S&P CHEMICALS                  S&P 500
                                                    ----------------              -------------                  -------
12/31/93                                                 100.00                      100.00                      100.00
12/31/94                                                 118.00                      115.80                      101.30
12/31/95                                                 107.10                      151.20                      139.40
12/30/96                                                  88.10                      199.70                      171.40
12/31/97                                                 107.40                      245.50                      228.50
12/31/98                                                 108.20                      223.60                      293.80

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN OTHER RELATIONSHIPS

     As discussed on page 5, the Compensation Committee is currently comprised of James K. Baker, Gale Duff-Bloom, D. Larry Moore, John D. Ong, and Farah M. Walters. J. A. Fred Brothers and Harry A. Hammerly served as members of the Compensation Committee during 1997 and resigned from the Committee on February 5, 1998. Mr. Brothers is Executive Vice President of Ashland Inc. Ashland Chemical Co., a wholly-owned subsidiary of Ashland Inc., purchased, directly and indirectly through affiliates, approximately $49.8 million of product from the Company in 1998 and expects to continue to purchase product from the Company in the future. The amount of purchases and prices thereof were, and will continue to be, determined on an arms-length basis.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998, and will continue to serve in that role until the appointment of independent auditors by the Board of Directors in 1999. The Board of Directors expects to appoint independent auditors for the fiscal year ending December 31, 1999, upon recommendation by the Audit Committee, at its May 1999 meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of the Company's consolidated financial statements and records for the year ended December 31, 1998.

                                    GENERAL

                             VOTING AT THE MEETING

     Stockholders of record at the close of business on March 15, 1999, are entitled to vote at the meeting. On that date, a total of 23,477,835 shares of Common Stock were outstanding. Each share is entitled to one vote.

     Holders of shares of Common Stock have no cumulative voting rights. Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting at which a quorum is present. The affirmative vote of a majority of the shares of Common Stock represented and voting, in person or by proxy, at any meeting of stockholders at which a quorum is present is required for action by stockholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Delaware law.

     Votes may be cast in favor of or withheld from each nominee in the election of directors. Votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers holding shares in street name that do not receive instructions are entitled to vote on the election of directors. Under Delaware law, a broker nonvote will have no effect on the outcome of the election of directors.

     If any of the nominees listed on pages 3 through 5 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary of the Company so that it is received on or before November 19, 1999. The Company suggests that all proposals be sent by certified mail, return receipt requested.

     The Company's proxies for the 2000 Annual Meeting of Stockholders will confer discretionary authority to vote on any matter if the Company does not receive timely written notice of such matter in accordance with Section 9 of
Article I of the Company's By-Laws. In general, Section 9 provides that, to be timely, a stockholder's notice must be delivered to the principal executive offices of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting.

     The Company's 1999 Annual Meeting of Stockholders will be held on May 6, 1999. Sixty days prior to the first anniversary of the 1999 Annual Meeting will be March 5, 2000, and 90 days prior to the first anniversary of such meeting will be February 4, 2000. For business to be properly requested by a stockholder to be brought before the 2000 Annual Meeting of Stockholders, the stockholder must comply with all of the requirements of Section 9, not just the timeliness requirements set forth above.

PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company has retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in the solicitation for an estimated fee of $5,000 plus reasonable expenses. The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1998, is being mailed to stockholders of record with this Proxy Statement.

                                            For the Board of Directors
                                            The Geon Company


                                            /s/ Gregory L. Rutman
                                            Gregory L. Rutman, Secretary
April 12, 1999

April 12, 1999

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 6, 1999.

The Notice of Annual Meeting of Stockholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date, and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE PROXY
CARD.

We look forward to seeing you at the meeting.


/s/ William F. Patient

William F. Patient
Chairman of the Board
and Chief
Executive Officer


                             Detach Proxy Card Here
                              -                 -
-------------------------------------------------------------------------------


The Board of Directors recommends a vote FOR the Director nominees listed in
Item 1.

1.  ELECTION OF DIRECTORS
    term to expire at next
    Annual Meeting.

   FOR all nominees        WITHHOLD AUTHORITY to vote            *EXCEPTIONS
   listed below      [X]   for all nominees listed below.  [X]               [X]

Nominees: William F. Patient, James K. Baker, Gale Duff-Bloom, J. Douglas
          Campbell, D. Larry Moore, R. Geoffrey P. Styles, Thomas A. Waltermire, and Farah M. Walters.

[INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S IN THE SPACE PROVIDED BELOW.]

* Exceptions:_________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

    Change of Address and            I Will Attend
    or Comments Mark Here   [X]      the Meeting     [X]


                              Please sign exactly as the name appears hereon. When shares are held by joint owners, both owners sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.


                              Dated:                                     ,1999
                                    -------------------------------------

                                                                         (SEAL)
                              -------------------------------------------
                                                 Signature

                                                                         (SEAL)
                              -------------------------------------------
                                        Signature if held jointly

                              VOTES MUST BE INDICATED
                              (X) IN BLACK OR BLUE INK.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

                                THE GEON COMPANY
                                     PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 1999
   THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

     The undersigned hereby appoints William F. Patient and Gregory L. Rutman, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of The Geon Company held on May 6, 1999, or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF NOMINEES SPECIFIED IN ITEM 1.

                     (Continued and to be dated and signed on the reverse side.)

                                                THE GEON COMPANY
                                                P.O. BOX 11343
                                                NEW YORK, N.Y. 10203-0343